MANAGEMENT AGREEMENT

TO:

RG Alts, LP (“Adviser”)

2828 N. Harwood Street, Suite 1900

Dallas, Texas 75201

Dear Sirs:

RG GOLD+ SPV, LTD. (the “Company”) herewith confirms our agreement with you.

The Company has been organized to engage in the business of a special purpose vehicle that holds and trades certain securities and instruments for the benefit of RG Aurum+ Fund (the “Fund”), a series of the Ranger Funds Investment Trust (the “Trust”), an open-end management investment company.

Pursuant to that certain management agreement dated June 27, 2019, you currently serve as the sole investment advisor to the Fund (the “Fund Management Agreement”).

The Company was created to hold and trade certain securities and instruments in furtherance of the Fund’s investment strategy and solely for the benefit of the Fund.  Accordingly, this Management Agreement is being entered into such that (i) you shall be able to act as the sole investment manager of the Company, (ii) provide certain other services, as more fully set forth below, in furtherance of the services being provided in accordance with the Fund Management Agreement.  Accordingly, the Company agrees with you as follows effective upon the date of the execution of this Agreement.

1.

ADVISORY SERVICES

Subject to the supervision of the Board of Directors of the Company, who will be composed of the independent trustees of the Trust, you will provide or arrange to be provided to the Company such investment advice as you in your discretion deem advisable pursuant to the investment program of the Fund and consistent with the Fund’s investment objective and policies.  You will determine or arrange for others to determine the securities to be purchased for the Company, the portfolio securities to be held or sold by the Company and the portion of the Company’s  assets to be held uninvested, subject always to the Company’s and Fund’s respective investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board of the Trust and Board of Directors of the Company may from time to time establish.  You will furnish such reports, evaluations, information or analyses to the Company as the Board of Directors of the Company may request from time to time or as you may deem to be desirable.  You also will advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Company and the appropriate committees of the Board of Directors of the Company regarding the conduct of the business of the Company.  You may delegate any of the responsibilities, rights or duties described above to one or more persons, provided you notify the Company and agree that such delegation does not relieve you from any liability hereunder.

The Adviser shall provide at least sixty (60) days prior written notice to the Company of any change in the ownership or management of the Adviser, or any event or action that may constitute a change in control.  The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Company.

2.

USE OF SUB-ADVISERS

You may delegate any or all of the responsibilities, rights or duties described above to one or more sub-advisers who shall enter into agreements with you, provided the agreements are approved and ratified (i) by the Board of Directors of the Company, cast in person at a meeting called for the purpose of voting on such approval, and (ii) if required under interpretations of the Investment Company Act of 1940, as amended (the "Act"), by the Securities and Exchange Commission or its staff, by vote of the holders of a majority of the outstanding voting securities of the  Company (unless the Company has obtained an exemption from the provisions of Section 15(a) of the Act).  Any such delegation shall not relieve you from any liability hereunder.

3.

ALLOCATION OF CHARGES AND EXPENSES

You will pay the compensation of any sub-adviser retained pursuant to paragraph 2 above and the compensation of any persons rendering any services to the Company who are directors, officers, employees, or partners of limited partnership and will make available the services of such of your employees as may duly be elected trustees or officers of the Company, subject to their individual consent to serve and to any limitations imposed by law, and with only such expense charged to the Company as may have been approved by the Board of Directors.  Notwithstanding the foregoing, you are not obligated to pay the compensation or expenses of the Company's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with the Adviser.  The compensation and expenses of any trustees, officers and employees of the Company who are not directors, officers, employees, or partners of your limited partnership will be paid by the Company.  You will pay all advertising, promotion and other distribution expenses incurred in connection with the Company’s shares to the extent such expenses are not permitted to be paid by such Company under any distribution expense plan or any other permissible arrangement that may be adopted in the future.

The Company will be responsible for the payment of all operating expenses of such Company, including the compensation and expenses of any employees of the Company and of any other persons rendering any services to such Company; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by such Company in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under applicable laws, including expenses incurred by such Company in connection with the organization and initial registration of such Company; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, plan agent, administrator, accounting and pricing services agent and underwriter of such Company; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of such Company; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing membership certificates or any other documents, statements or reports; expenses of membership meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the Company; and all other operating expenses not specifically assumed by you.  The Company will also pay all brokerage fees and commissions, transaction costs, taxes, borrowing costs (including without limitation (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Directors and such extraordinary or non-recurring expenses as may arise, including litigation to which such Company may be a party and indemnification of the Company’s Directors and officers with respect thereto.

You may obtain reimbursement from the Company, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which such Company is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.

COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee equal to one dollar ($1) per annum (the “Company Management Fee”), the amount of which shall be deducted from any amounts due under the Fund Management Agreement.  For purposes of clarity, other than the deduction set forth above, the Company Management Fee shall not otherwise alter or amend any fees or reimbursements otherwise due to you pursuant to the Fund Management Agreement.

5.

EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Company, it is understood that you (or the applicable sub-adviser retained pursuant to paragraph 2 above) will arrange for the placing of all orders for the purchase and sale of portfolio securities and other instruments for the account with brokers or dealers selected by you (or the sub-adviser), subject to review of this selection by the Board of Directors of the Company from time to time.  You (or the sub-adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage.  In the selection of such brokers or dealers and the placing of such orders, you (or the sub-adviser) are directed at all times to seek for the Company the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the sub-adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received.  In seeking best qualitative execution, you (or the sub-adviser) are authorized to select brokers or dealers who also provide or pay for brokerage and research services to the Company and/or the other accounts over which you exercise investment discretion.  You (or the sub-adviser are authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing the Company portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the sub-adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.  The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Company and to accounts over which you (or the sub-adviser) exercise investment discretion.  The Company and you (and the sub-adviser) understand and acknowledge that, although the information and research services may be useful to the Company and you (and the sub-adviser), it is not possible to place a dollar value on such information.  The Board of Directors of the Company shall periodically review the commissions paid by the Company to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to such Company.

A broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Company.  You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Company's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Company's portfolio transactions through such broker or dealer.  However, you may place Company portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees of the Fund has adopted policies and procedures under Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the Act, and other applicable law, you (or the sub-adviser), any of your (and the sub-adviser’s) affiliates or any affiliates of your (or the sub-adviser’s) affiliates may retain compensation in connection with effecting the Company’s portfolio transactions, including transactions effected through others.  If any occasion should arise in which you (or the sub-adviser) or any of your (and the sub-adviser’s) affiliates give any advice to your clients (or clients of the sub-adviser) concerning the shares of the Company, you (or the sub-adviser) or any of your (and the sub-adviser’s) affiliates will act solely as investment counsel for such client and not in any way on behalf of the Company.

6.

PROXY VOTING

You will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Company may be invested from time to time.  Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Company and in accordance with your proxy voting policy.  You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Company prior to the execution of this Agreement

7.

CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code and evidence of its adoption.  Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Directors of the Company a written report that describes any issues arising under the code of ethics since the last report to the Board of Directors of the Company , including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8.

SERVICES NOT EXCLUSIVE/USE OF NAME

Your (and the sub-adviser’s) services to the Company pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you (or the sub-adviser) may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Company.

The Company and you acknowledge that all rights to the name “RG Gold+ SPV” (the “Name”) or any variation thereof belong to you, and that the Company is being granted a limited license to use such words in names of its Company or in any class name.  In the event you cease to be the adviser to the Company, the Company’s right to the use of the Names shall automatically cease on the ninetieth day following the termination of this Agreement.  The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Company.  Nothing contained herein shall impair or diminish in any respect, your right to use the Names in connection with, any other business enterprises with which you are or may become associated.  There is no charge to the Company for the right to use the Names.

9.

LIMITATION OF LIABILITY OF MANAGER

You may rely on information reasonably believed by you to be accurate and reliable.  Except as may otherwise be required by the Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Company in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Company and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10.

INSURANCE COVERAGE

At all times during the term of this Agreement, you will maintain an Errors & Omissions coverage of at least $1,000,000.   Upon request, you will provide the Company with proof of coverage issued by a reputable insurance company.

11.

DURATION AND TERMINATION OF THIS AGREEMENT

This Agreement shall terminate, without notice, upon such date in which the Fund Management Agreement terminates.  The term of this Agreement shall begin on the date of this Agreement and shall (with or without notice) continue in effect until such date in which the Fund Management Agreement terminates; and notice of termination under the Fund Management Agreement shall serve as notice of termination under this Agreement.

12.

AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Directors of the Company, including a majority of the Directors who are not interested persons of you or of the Company, cast in person at a meeting called for the purpose of voting on such approval; and, if such changes are material, by vote of the holders of a majority of the outstanding voting securities of the Company.

13.

LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “RG Gold+ SPV, Ltd.” means and refers to the Directors from time to time serving under the Company’s Memorandum and Articles of Association as the same may subsequently thereto have been, or subsequently hereto be, amended.  It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of Directors, officers, employees, agents or nominees of the Company, or any shareholders of any series of the Company, personally, but bind only the property of the Company (and only the property of the Company), as provided in the Memorandum and Articles of Association.  The execution and delivery of this Agreement have been authorized by the Directors of the Company and shareholders of the Company and signed by officers of the Company, acting as such, and neither such authorization by such Directors and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company (and only the property of the Company) as provided in its Agreement and Declaration of Company.  A copy of the Memorandum and Articles of Association is on file with the General Registry of the Cayman Islands.

14.

SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15.

BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, you agree that all record which you maintain for the Company are the property of the Company and you agree to surrender promptly to the Company such records upon the Company’s request.  You further agree to preserve for the periods prescribed by Rule 31a-2 under the Act all records which you maintain for the Company that are required to be maintained by Rule 31a-1 under the Act.

16.

QUESTIONS OF INTERPRETATION

(a)

This Agreement shall be governed by the laws of the State of Texas.

(b)

For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff.  In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

17.

NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice.  Until further notice to the other party, it is agreed that the address of the Company and the Adviser is 2828 N. Harwood Street, Suite 1900, Dallas, Texas 75201.

18.

CONFIDENTIALITY

You agree to treat all records and other information relating to the Company and the securities holdings of the Company as confidential and shall not disclose any such records or information to any other person if such disclosure would be a violation of applicable law or the policies of the Company.  In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Company, as a result of disclosing the Company’s portfolio holdings.  You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Company's portfolio holdings.

19.

COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.

BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

21.

CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Company, whereupon this letter shall become a binding contract upon the date thereof.

SIGNATURE PAGE FOLLOWS

Yours very truly,

RG GOLD+ SPV, LTD.

Dated: as of September 2, 2020

By:

 /s/ Ben Bell

Name:  Ben Bell

Title:    Director

ACCEPTANCE:

The foregoing Agreement is hereby accepted.

RG ALTS, LP

Dated: as of September 2, 2020

By:

 /s/ Nim Hacker

Name: Nim Hacker

Title: Authorized Signatory